EXHIBIT 21.1


                   SUBSIDIARIES OF Iwerks Entertainment, Inc.



Cinetropolis, Inc., a California corporation

Iwerks Touring Technologies, Inc. (previously Portable Turbo Tour, Inc.), a
        California corporation

Iwerks Attractions & Technologies, Inc. (previously Iwerks Entertainment,
        Inc.), a California corporation

Omni Films International, Inc., a Delaware corporation

OFI Technology, Inc., a Florida corporation

Discovery Theaters San Francisco Corp., a California corporation

Cinetropolis Management, Inc., a California corporation

Iwerks Projectors Marketing, Inc., a California corporation

Iwerks Linear Loop Projectors, Inc., a California corporation

Iwerks Production Company, a California corporation

Iwerks Story Development Company, a California corporation